Exhibit 99

TEXT OF PRESENTATION
at

UBS Global Media & Communications Conference
on
December 5, 2007

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Steve Lacy

Good morning. We appreciate the opportunity to share some insight on Meredith and the value that we offer investors.

Joining me is our Chief Financial Officer, Suku Radia, and our Director of Investor Relations, Mike Lovell. We've made a strong effort in this presentation to address specific questions we've been getting from the investment community in recent weeks.

I'll start with a brief overview, review performance at our two operating groups and tell you about several initiatives underway to generate new sources of revenue. Suku will provide a financial update, and then we will be happy to respond to your questions.

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This presentation includes certain forward-looking statements intended to serve as a reminder of the factors that could affect our business and its results over time.

This presentation also includes references to some non-GAAP financial measures such as EBITDA and free cash flow. The financial statements and tables that reconcile GAAP results and non-GAAP measures are posted on the Meredith Web site.

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Let me begin with a quick overview of our Company, which has been in existence for more than 105 years. Most people know us best for our magazines. We produce some of the most widely read publications in the industry, reaching 75 million unduplicated women each month.

We own one of the most recognized media brands - Better Homes and Gardens. The acquisitions we have made in recent years have given us strong brands serving the daughters of Baby Boomers. We have also established a leading position serving the rapidly growing Hispanic population.

In Broadcasting, we reach about 10 percent of U.S. households. Our local news focus and our ability to leverage our Publishing brands distinguish our stations in their local markets. Today, we are distributing our news content across multiple mediums.

Our Web sites serve 14 million unique visitors and generate 200 million page views monthly on average.

Our 85 million name database is one of the largest in the media industry. This asset is giving us the means to support our circulation activities and expand in a variety of new directions.

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While Meredith has evolved into much more than a traditional magazine company, our powerful brands have proven enduring consumer appeal.

Our evergreen content in subject areas that matter most to women differentiates us from newspapers and newsweeklies. Total magazine readership continues to reach nearly 100 million consumers.

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Starting in the mid-90s, we have built a strong Internet presence complementing both our Publishing and Broadcasting businesses. In 2002, we averaged 4 million monthly unique visitors, and that has grown to 14 million, as I mentioned a few moments ago.

The Internet is an important tool to help generate subscriptions to support our magazine circulation activity. Internet subscriptions cost about half as much as traditional direct-mail sources. We generated nearly 3 million online orders during our last fiscal year.

As a result of our strong online businesses and brands, our online revenues and profits are growing at a rapid rate. Operating profit rose approximately 50 percent in fiscal 2007.

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As we look ahead, there really are four key areas of strategic focus:

-- We continue to strengthen our Publishing business and brands.

-- Through our recent acquisitions and new business wins, we are expanding our custom marketing business.

-- We're growing our core Broadcasting business, where we continue to increase profit margins over time.

-- And we're expanding our online and video activities to deliver our content across multiple media platforms.

I will provide more detail about each one of these areas, starting with Publishing.

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Today, Meredith is clearly the leading publisher serving women. Our reach to 75 million unduplicated women every month easily surpasses the female reach of Time, Hearst, and Condé Nast. From new homeowners to new mothers to affluent empty nesters, we reach the full spectrum of consumers across life's stages. We provide the information and inspiration that fuels their key passions in the areas of home, family, and their health and well-being.

In Better Homes and Gardens, Ladies' Home Journal, Family Circle, and Parents, we own four of the most recognized brands in the industry. Many of our newer titles also have tremendous upside potential, especially More, Fitness, and Siempre Mujer, our Spanish language lifestyle magazine.

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From a magazine perspective, calendar 2007 has been a great year.

Better Homes and Gardens and More magazines recently captured the Top 2 spots on Advertising Age's annual magazine A list. This is a prestigious recognition of meaningful efforts we've made to further improve these already strong brands. More has made the A list 4 of the last 5 years.

These honors matter in the marketplace and will help on the advertising front as we look to the future.

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Our flagship brand, Better Homes and Gardens, has a circulation of 7.6 million. It is America's leading home enthusiast magazine and we have made excellent progress growing the brand. The relaunched BHG.com is performing very well, as is advertising revenue.

Family Circle is experiencing tremendous growth. We've hired great sales and editorial talent and leadership. A new, cleaner design, is proving to be a hit. Advertising revenues are up 14 percent for Calendar 2007 compared to the prior-year period.

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In Parents, we've strengthened an already powerful brand since acquiring it in 2005. We've hired aggressive sales leadership and applied Meredith's proven circulation strategies. Additionally, we've launched an exciting new online property and a broadband video channel. Parents is delivering a 13 percent gain in ad revenues this calendar year.

More, which we launched in 1998, targets sophisticated women over the age of 40. We were the first media company to successfully serve this very attractive audience.

We've increased the magazine's rate base several times, and plan to boost it again in February to 1.2 million. We've extended the brand to events, including a model search and a marathon that grow each year.

More's advertising revenues were up a strong 22 percent in Calendar 2006, and are up another 29 percent in Calendar 2007.

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Our stronger performance results in advertising revenues increasing 7 percent in Calendar 2007 and 10 percent for the first half of fiscal 2008.

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Here you can see Meredith advertising pages by category in calendar 2001 and 2007 in the two left-hand columns. On the right is overall industry growth for the category over the same period.

Six years ago, nearly one quarter of our advertising pages came from the home category. Another 17 percent came from direct response. These two categories represented more than 40 percent of our ad pages. As you can see, we've changed that.

We established a clear strategy to diversify our advertising revenue stream. We accomplished this in two ways. First, we made strategic acquisitions, starting with American Baby and followed by Parents, Family Circle and Fitness. This helped us increase our presence in the five key growth areas at the top portion of the slide.

Second, we emphasized diversification within our existing magazines.

History - represented by industry growth in the far right column - has proven this a wise strategy.

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In addition to the investments we're making in our magazines, we also continue to take steps to capitalize on the strength of these brands to develop new revenue streams that capitalize on our consumer reach, such as licensing.

Earlier this year, we announced a licensing agreement with Universal Furniture to create a line of Better Homes and Gardens-branded furniture - wood case goods and upholstered products - for living rooms, bedrooms and dining rooms at mid to upper-middle price points.

The new line debuted at The High Point Furniture Market in the spring, and is now available at 300 retail locations across the country. While it's early, I can tell you it's selling very well. We'll keep you posted on sales activity as the data becomes available.

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In October we announced an agreement that extends the Better Homes and Gardens brand to residential real estate. Under terms of the brand license, Realogy will create a new, international real estate franchise under the Better Homes and Gardens brand.

Realogy is the clear leader in the industry, with roughly one in every four homes in the country sold under one of its brands. About half of the real estate brokerages in the U.S. are currently unaffiliated with a national franchise, leaving significant opportunity for a new brand.

Meredith will receive ongoing royalty payments from Realogy, based on a percentage of sales from the Better Homes and Gardens Real Estate franchise system.

In addition, Realogy has agreed to market Meredith magazine subscriptions through its franchise network and to purchase advertising in Meredith titles.

We're already seeing the benefits of this agreement, as one of our recent acquisitions, Genex, has been awarded the web site work.

This new business venture will launch in July 2008.

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Our new agreement with Wal-Mart represents another exciting opportunity for Meredith and the Better Homes and Gardens brand. Under the terms of our multi-year license, Meredith and Wal-Mart will work with a third-party design firm to create a line of home products.

Research shows that many of our magazine readers are Wal-Mart customers. Many of our advertisers sell a large portion of their products in Wal-Mart stores.

We anticipate the Better Homes and Gardens line will be available for sale in the fall of Calendar 2008. We will provide more information about the timing and the scope of the program as it becomes available.

In aggregate, Meredith's current licensing business generates approximately $15 million in annual revenue. It is a highly profitable business. We would expect our licensing revenues to increase by another $10 to $12 million in fiscal 2009 as a result of our Universal Furniture, Realogy and Wal-Mart programs.

We will continue to look for opportunities to extend our brands into complementary areas.

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With that review of our consumer-based Publishing business, let's turn to our strategy of expanding our custom marketing business.

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Integrated Marketing is the business-to-business arm of Meredith. We have a strong heritage of custom publishing that began 40 years ago. This is one of our fastest-growing businesses, and one where funding for these large custom programs typically comes from the marketing budget - a separate category than advertising.

We are rapidly expanding the breadth of the custom marketing services we deliver, focusing on a few key elements:

  Increasing the loyalty of our clients' customers.
  Helping our clients boost the amount of products and services their customers purchase.
  Helping our clients find new customers and promoting their brands.
  Providing our clients with a measurable return on their investment.

We've been rapidly transforming this business to better capture new opportunities.

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As I mentioned, Meredith has offered custom publishing services for 40 years. And we continue to be strong in that area.

We were recently selected to handle the custom publishing work for Kraft's Food & Family program.  This account includes a custom magazine delivered five times a year and content for a weekly email blast.

It is most likely the largest custom publishing program in the industry today. We will publish our first issue in early fiscal 2009.

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We continue to focus on adding capabilities to this business. On the first line you'll see Meredith Integrated Marketing as it existed 18 months ago - primarily a custom publisher.

In 18 months, we've transformed this business into a comprehensive marketing services provider with cutting edge digital assets. We've added more than 200 highly-skilled employees across the country, giving us the creative resources and expertise to offer clients the highest quality marketing solutions.

About two months ago, we added the latest capability to Meredith Integrated Marketing with the acquisition of Directive, a firm specializing in database marketing, analytics and customer asset management.

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These acquisitions are making a difference in the way we go to market. We're winning new clients, earning additional business with existing customers, and successfully defending our current programs.

Kraft, which I just mentioned, was a key win that happened in part because of the diverse new services Meredith can now bring to a client.

In addition to Kraft, we recently secured additional business from the Principal Financial Group. Principal was looking to build a web presence for Plan Ahead Get Ahead, a custom magazine we already publish for them. We brought Genex to the table, and were able to win the business.

We worked with Directive on an RFP that led to our winning custom marketing business for Suzuki. For Carnival, we were able to secure additional database-related work for Directive.

Our added capabilities are further strengthening our competitive position and our relationships with key clients.

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With that review of our custom marketing business expansion, let's turn to our Broadcasting group.

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Our broadcast footprint includes 12 over-the-air stations and two digital stations. Ten of our stations are in the country's top 50 markets.

According to the latest rankings, our markets grew at an average rate of 2.8 percent, compared to the national average of 1.3 percent. Three of our markets - Las Vegas, Atlanta and Phoenix - ranked in the top 10 in growth. Atlanta grew nearly 5 percent, passing Washington to become the number 8 market.

Our recently created Meredith Video Solutions group, which I will discuss in a few moments, works primarily from three locations: New York, Des Moines and Portland.

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Expanding and improving our news product is important because it drives 35-45 percent of a station's revenues. Morning news is the fastest-growing day-part across the industry.

Over the past two years, we have dedicated increased resources on morning news - and it's paying off. Ratings and share are up across the group. We are especially pleased with the results in our FOX markets - Portland, Greenville and Las Vegas. That's illustrated here by the 16 percent growth in ratings in the important adults 25-54 demographic.

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We made maximizing political advertising a focus in fiscal 2007, and we generated record breaking revenue. We think there are opportunities to increase our share of off-year political advertising in fiscal 2008.

In 2006, the last non-political year, we generated about $3.9 million in political advertising revenue. We believe we will surpass that amount this year, and are currently forecasting a range of $5 million to $7 million.

This Presidential primary season is quite different than the past because states are jockeying to improve their primary or caucus position. Surprisingly, it has resulted in even greater emphasis on Iowa and New Hampshire by the campaigns. Both parties are pouring lots of ad dollars into those states.

So far, we've seen a trickle at our stations in Nevada and South Carolina, the next two states in the Presidential primary line up. We're hopeful that more money will free up after the holidays due to the early primaries in Iowa and New Hampshire.

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On this slide, we've highlighted the total revenue gained from our non-traditional sources, including Cornerstone programs, the Internet, Meredith Video Solutions and retransmission consent fees.

As a reminder, our Cornerstone programs are unique and differentiate us in the local market with the ability to leverage our publishing brands, and repurpose the content from our magazines into print and on-air advertising schedules for the local advertiser.

We received $5 million in retransmission revenue in fiscal 2007, most of which came from satellite providers. Our largest cable retransmission agreements are up for renewal in December 2008, which means that we expect to recognize the full upside to retransmission revenue in our fiscal 2010. Although lots of negotiations are ahead, we believe retransmission revenues could conservatively range from $15 to $17 million in fiscal 2010.

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With that review of our Broadcasting group, let's turn to our online and video activity.

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There are four key strategies driving our Web business:

  Strengthening our position in Meredith's core categories.

  Using Meredith's brands and expertise to expand into new categories that are complementary to our traditional areas of focus. This includes Women's Health and Well-Being.

  Continuing to develop and execute initiatives that increase the number of visitors to our sites and taking steps to encourage those visitors to spend more time while there.

  Finally, we're focusing on strategies that add to our top and bottom lines.

These strategies apply to both our Publishing and Broadcasting online businesses.

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Last Wednesday's Wall Street Journal featured a story about Condé Nast and its internet operations.  As part of the article, it listed the size - in terms of unique visitors - of Condé Nast's largest sites. Overall, unique visitors to their top sites for the month of October 2007 totaled 8.8 million.

Here you can see, the Meredith interactive operation, as measured by unique visitors, is larger, totaling 14.2 million unique visitors in the month of October. BHG.com alone had 6.2 million uniques.  Parents.com had 2.6 million. You can see the others. The point is that traffic to our consumer sites is big, it's profitable, and it's growing.

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Our flagship Web site, BHG.com has been a top 10 online portal in the home and shelter category for some time. Earlier this year, we took the first key step in our renewed online strategy by re-launching the site.

In July, we launched a new parenthood portal designed to be a leading online destination for parents. New parents are heavy users of the Web. Parents.com serves as the launch pad site for all of our online parenting activities, including Parents.tv.

The number of unique visitors, registrations, subscription orders and time spent across our publishing sites grew approximately 15 percent during our fiscal first quarter.

Our web sites typically see their heaviest traffic now - during the holiday season.

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Turning to our Broadcasting web activity, our goal is to become the local portal of choice in our markets.

We have made a lot of enhancements, including:

  Investing in new technology
  Redesigning all of our Web sites
  Adding dedicated writers and editors focused only on the Web
  Hiring dedicated Internet sellers.

The results have been encouraging. The sites in our three largest markets experienced strong growth in unique visitors and page views this year. Additionally, more than 1 million video clips were viewed across our station group sites during the month of October alone.

We were able to convert this traffic into dollars. Online advertising revenues more than doubled from the prior-year.

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Another key component to developing new revenue streams is Meredith Video Solutions, which produces broadcast quality video and secures its distribution across multiple platforms. Its work includes production of the Meredith broadband video network. Today that consists of our two mega-brands - Better and Parents. Content from both can be found online and on the Better daily lifestyle television show.

Publishing contributes brands, content, knowledge of the consumer, and promotional pages in our magazines. Through Video Solutions, the Broadcasting Group applies its production resources and video expertise. Our Interactive Media group brings traffic, sales, marketing and technology resources to the table.

Better.tv and Parents.tv are part of our strategy to reach younger consumers - the daughters of Baby Boomer women - with our trusted brands whenever, wherever and however they want it. And these new products offer marketers another avenue to reach customers.

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The business model for our broadband network is based on advertising. Advertisers to date include Kellogg's, P&G, Discover Card, General Electric, Kohler and KitchenAid.

On Better.tv, we are selling 15 second advertising spots. One spot plays per every three videos.

We are also selling exclusive and non-exclusive sponsorships of key channels such as Better Today. For an additional premium, sponsorships can include product placement in the video.

When it comes to the Better television show, we have four ways to monetize our content:

     Local advertising

     Sponsorships

     Product placement, and

     Syndication to other groups

Now, I'll turn to Suku, who will provide you some financial information.

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Suku Radia:

Thank you Steve.

We continue to produce outstanding earnings growth.

We have delivered compounded annual growth in earnings per share of 15 percent over this four-year period - including our projected fiscal 2008 earnings.

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Our current debt is $445 million and the average cost is 5.1 percent. Our debt-to-trailing 12 month EBITDA ratio is 1.3, which provides plenty of opportunity for acquisitions. Our debt covenants allow a debt-to-EBITDA ratio of 3.75 to 1.

We retired $90 million in debt in fiscal 2007.

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We have a strong track record of generating cash, and we believe we've used that cash well to grow our business and reward our shareholders.

Over the past decade, we have generated more than $1.1 billion of free cash flow, which is defined as net earnings plus depreciation and amortization, less capex and excluding any special items. In a typical year, our free cash flow runs at 110 percent to 115 percent of net earnings.

We have completed approximately $1.2 billion in net acquisitions. We want to continue executing accretive acquisitions, similar to American Baby and Gruner + Jahr, every few years.

We have a consistent track record of returning capital to our shareholders through share repurchases and dividends.

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We have paid dividends for 60 consecutive years, and increased our dividend for 13 straight years. Over the last 10 years, we have increased the dividend at an 11 percent compounded annual growth rate.

In January, we raised our quarterly dividend rate 16 percent, on top of a 14 percent increase in the prior fiscal year of 2006, and a 17 percent increase in the year before that, fiscal 2005. We expect to raise our dividend again meaningfully in early 2008.

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We increased our repurchase activity substantially in recent years. We repurchased over 1 million shares in fiscal 2007, and thus far in fiscal 2008 we have purchased almost 1.3 million shares.

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As you are all aware, there has been a fair degree of volatility in the market since the late summer. Shares of Meredith are currently trading roughly 15 percent off the high set earlier this summer.

We believe our stock is undervalued. Here we've highlighted the forward PE and EBITDA multiple for Meredith shares dating back to 2003. We're currently trading at the lowest multiple and at a significant discount to our average valuation during this time period.

As a result, we have viewed the past few weeks as an attractive opportunity to buy back shares, as I just mentioned.

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Now, let me turn to our fiscal 2008 outlook.

Publishing advertising revenues for the second fiscal quarter are currently up in the high single digits, led by strong performance at our parenthood and women's service field titles. Overall Broadcast pacings are currently running down in the high teens. Broadcast non-political revenues are pacing up in the mid-single digits.

As a result, we expect second quarter earnings per share to approximate $0.72, equal to the $0.72 earned in the year-ago quarter, even with the absence of $24 million in net political advertising revenues recorded in the second quarter of fiscal 2007.

Looking to the remainder of fiscal 2008, there is limited visibility into advertising budgets which generally reset effective January 1, 2008. In addition, the Company is absorbing an annualized postal rate increase of more than $13 million in fiscal 2008.

Given these factors, we continue to expect fiscal 2008 earnings per share to range from $3.50 to $3.55, with growth in the second half of fiscal 2008 spread evenly between the third and fourth quarters.

As outlined in our Safe Harbor statement, I want to remind you that a number of uncertainties still remain that can affect our results.

Now I'll turn it back to Steve for concluding remarks.

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Steve Lacy:

Thank you, Suku. As we look to the remainder of fiscal 2008 and into 2009, we see opportunities and uncertainties.

As Suku mentioned, we don't yet have a lot of visibility into the advertising market for calendar 2008. Paper prices are a commodity that adjust to demand quarterly. And given the current headlines in the news, we're uncertain how the retail environment will perform in the coming year.

On the positive side, we've outlined a series of activities that promise to drive meaningful long-term revenue and profit growth. They include:

Another political season

Retransmission consent fees

Our recent online acquisitions and new

Brand Licensing agreements

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As we look ahead, we continue to focus on four key areas:

  Strengthening and growing our Publishing business and brands
  Expanding our custom marketing business
  Continuing to increase our EBITDA margins in Broadcasting, and:
  Expanding our online and video presence and revenues

Now, we welcome your questions.